Exhibit 99.1

Audit Committee Charter of the Board of Directors of

AI Infrastructure Acquisition Corp.

Adopted As of [Date]

I. Purpose

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of AI Infrastructure Acquisition Corp. (the “Company”) is appointed by the Board to assist the Board’s oversight of:

●	the integrity of the Company’s financial statements;

●	the Company’s compliance with legal and regulatory requirements;

●	the independent auditor’s qualifications and independence; and

●	the performance of the Company’s internal audit function and independent auditors.

II. Membership

The Committee shall consist of at least three (3) members who satisfy the following New York Stock Exchange requirements as determined by the Board in its business judgment:

●	they are independent directors;

●	they are financially literate (or must become financially literate within a reasonable period of time following an appointment); and

●	at least one member has an accounting or related financial management expertise.

The role of an audit committee member is demanding and time-consuming, hence members are discouraged from serving on multiple audit committees. The Board shall determine whether a prospective or existing member’s service in more than one audit committee or other commitments impairs his or her ability to effectively serve on the Committee.

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If the Board determines that a committee member—who serves simultaneously on more than three audit committees—can effectively serve on the Committee, the Company shall disclose this determination either on or through the Company’s website or in its annual proxy statement or, if the Company does not file an annual proxy statement, in its annual report on Form 10-K filed with the SEC. If the Company discloses this information on or through its website, the Company shall disclose this fact on its proxy statement or annual report.

Committee members shall be appointed by the Board on the recommendation of the Nominating and Governance Committee, and one member shall be appointed as Committee Chairman. Each Committee member shall serve at the pleasure of the Board for such term or terms as the Board may determine, or until the member’s earlier resignation, incapacity, or death. The Board may remove any Committee member for cause or without cause.

III. Meetings and Procedures

The Committee shall meet as frequently as the members of the Committee in their discretion deem desirable. The Committee may also hold special meetings that may be called by telephone or written notice by the chairman of the Committee. The Committee Chairman shall preside at each meeting, and report to the Board after each meeting and as otherwise requested by the Board. One or more meetings may be conducted in whole or in part by telephone conference call or similar means, as permitted by state corporate law, if it is impracticable to obtain the personal presence of each Committee member.

The Company shall make available to the Committee, at its meetings and otherwise, such individuals and entities as may be designated from time to time by the Committee, such as members of management including (but not limited to) the internal audit and accounting staff, the independent auditors, inside and outside counsel, and other individuals or entities (whether or not employed by the Company and including any corporate governance employees and individuals or entities performing internal audit services as independent contractors).

The Committee shall maintain written minutes and other records of its meetings and activities. Minutes of each meeting of the Committee shall be distributed to each member of the Committee. The Secretary of the Company shall retain the original signed minutes for filing with the corporate records of the Company.

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The Committee shall be governed by the same rules that are applicable to the Board (including rules related to notice, waiver of notice, quorum, voting, and action without a meeting).

IV. Responsibilities

The Committee shall have the following authorities and responsibilities:

●	The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm (including resolution of disagreements between management and the auditor regarding financial reporting) engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and each such registered public accounting firm must report directly to the Committee.

●	The Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal account controls, or auditing matters; and (ii) the confidential, anonymous submissions by Company employees regarding questionable accounting or auditing matters.

●	The Committee shall have the authority to engage independent counsel and other advisers, as it determines necessary to carry out its duties.

●	The Committee shall receive appropriate funding from the Company, as determined by the Committee, in its capacity as a committee of the Board, for payment of: (i) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; (ii) compensation to any advisers employed by the Committee; and, (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

●	The Committee shall annually review a report prepared by the independent auditor describing the following: (i) the firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (iii) all relationships between the independent auditor and the Company (to assess the auditor’s independence).

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●	The Committee shall meet to review and discuss the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing the Company’s disclosures under “Management Discussion and Analysis of Financial Condition and Results of Operations.”

●	The Committee shall discuss the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

●	The Committee shall discuss policies with respect to risk assessment and risk management.

●	The Committee shall meet separately and periodically with management, with internal auditor (or other personnel responsible for the internal audit function), and with independent auditors.

●	The Committee shall review regularly any audit problems or difficulties and management’s response to such problems or difficulties with the independent auditors.

●	The Committee shall set clear hiring policies for employees or former employees of the independent auditors.

●	The Committee shall report regularly to the Board, including when any issues arise with respect to: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; and (iv) the performance of the Company’s internal audit function and independent auditors.

●	The Committee shall conduct an annual review of its performance.

●	The Committee shall prepare an annual disclosure required by Item 407(d)(3)(i) of Regulation S-K.

●	The Committee shall review this Charter periodically and recommend changes to the Board for approval.

The Committee shall not delegate its responsibilities to a different committee.

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V. Limitation of Audit Committee’s Role

The audit committee is responsible for the duties and responsibilities set forth in this charter, but its role is oversight and therefore it is not responsible for either the preparation of the Company’s financial statements or the auditing of the Company’s financial statements.

The members of the audit committee are not employees of the Company and may not be accountants or auditors by profession or experts in accounting or auditing. Management has the responsibility for preparing the financial statements and implementing internal controls and the independent auditors have the responsibility for auditing the financial statements and monitoring the effectiveness of the internal controls, subject, in each case, to the oversight of the audit committee described in this charter.

The review of the financial statements by the audit committee is not of the same character or quality as the audit performed by the independent auditors. The oversight exercised by the audit committee is not a guarantee that the financial statements will be free from mistake or fraud. In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible in order to best react to a changing environment.

The members of the Committee are not serving or acting as professional accountants or auditors of the Company, and their function is not to duplicate or substitute for the activities of management and the independent auditors. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to

●	plan or conduct audits or investigations;

●	determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with Generally Accepted Accounting principles and applicable rules and regulations; or

●	ensure compliance with laws and regulations and the Company’s internal policies and procedures.

These are the responsibilities of management and the independent auditors.

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